Exhibit 99.1
McGraw Hill Announces Pricing of its Initial Public Offering
Columbus, Ohio – July 23, 2025 – McGraw Hill, Inc. (“McGraw Hill”), a leading global provider of information solutions for education, today announced the pricing of its initial public offering of 24,390,000 shares of its common stock (the “Common Stock”) at a public offering price of $17.00 per share. The shares of McGraw Hill’s Common Stock are expected to begin trading on the New York Stock Exchange under the ticker symbol “MH” on July 24, 2025, and the offering is expected to close on July 25, 2025, subject to customary closing conditions. McGraw Hill will receive proceeds of approximately $385,697,545 million after deducting underwriting discount and commissions and estimated offering expenses and intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its term loan credit facility.
In addition, the selling stockholder identified in the registration statement has granted the underwriters a 30-day option to purchase up to an additional 3,658,500 shares (solely to cover over-allotments, if any) of McGraw Hill’s Common Stock at the initial public offering price, less underwriting discounts and commissions. McGraw Hill will not receive any proceeds from the sale of shares by the selling stockholder if the underwriters exercise their option to purchase additional shares of Common Stock.
Goldman Sachs & Co. LLC is acting as book-running manager for the proposed offering and as representative of the underwriters for the proposed offering. BMO Capital Markets, J.P. Morgan, Macquarie Capital, Morgan Stanley, Deutsche Bank Securities, and UBS Investment Bank are acting as bookrunners for the proposed offering. Baird, BTIG, Needham & Company, Rothschild & Co, Stifel, and William Blair are acting as co-managers for the proposed offering.
The proposed offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282 (Tel: 866-471-2526) or by e-mail at prospectus-ny@ny.email.gs.com.
A registration statement relating to the Common Stock has been filed with, and was declared effective by, the U.S. Securities and Exchange Commission on July 23, 2025.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Common Stock, nor shall there be any sale of the Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About McGraw Hill
McGraw Hill is a leading global provider of education solutions for preK-12, higher education and professional learning, supporting the evolving needs of millions of educators and students around the world. We provide trusted, high-quality content and personalized learning experiences that use data, technology and learning science to help students progress towards their goals. Through our commitment to fostering a culture of innovation and belonging, we are dedicated to improving outcomes and access to education for all. We have over 30 offices across North America, Asia, Australia, Europe, the Middle East and South America, and make our learning solutions available in more than 80 languages.
Contacts:
Investors:
Danielle Kloeblen
Danielle.kloeblen@mheducation.com
Zack Ajzenman
Zack.ajzenman@mheducation.com
Media:
Tyler Reed
(914) 512-4853
Tyler.reed@mheducation.com
Cathy McManus
646-766-3055
Cathy.mcmanus@mheducation.com